 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
____________________

Date of report (Date of earliest event reported): August 2, 2023

Amyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100,	Emeryville,	CA	94608
(Address of Principal Executive Offices)			(Zip Code)

(510)	450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AMRS	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2023, Amyris, Inc. (the “Company”), certain of the Company’s subsidiaries (the “Subsidiary Guarantors”) and Muirisc, LLC (“Muirisc”), an affiliate of Foris Ventures, LLC (“Foris”), as lender, entered into a Loan and Security Agreement (the “Muirisc Loan Agreement”) to make available to the Company a secured term loan facility in an aggregate principal amount of up to $20 million (the “Loan Facility”), which was drawn down in full on August 2, 2023. The Company intends to use the net proceeds of the funds advanced under the Loan Facility for working capital and general corporate purposes.

The Loan Facility matures (the “Maturity Date”) on October 31, 2024. Loans under the Loan Facility will accrue interest at a rate of 12% per annum. Interest is capitalized when due, on the first business day of each calendar quarter beginning with the calendar quarter starting after the advance date of any advance.

The obligations under the Loan Facility are (i) guaranteed by the Subsidiary Guarantors, and (ii) secured by a perfected first lien security interest in substantially all of the assets of the Company and the Subsidiary Guarantors, in each case subject to certain limitations and exclusions.

Prepayment of the outstanding amounts under the Loan Facility will be required upon the occurrence of a change of control of the Company, as specified in the Muirisc Loan Agreement. In addition, the Company may at its option prepay the outstanding principal amount of the loans under the Loan Facility before the Maturity Date without the incurrence of a prepayment fee.

The representations, covenants, and events of default in the Muirisc Loan Agreement are customary for financing transactions of this nature. If any payment under the Loan Facility is not made when due, an amount equal to 3% of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an event of default, all principal, interest and other obligations under the Loan Facility shall bear interest at 12% per annum plus 1%. The Loan Agreement includes customary affirmative and negative covenants and also contains financial covenants, including covenants related to minimum revenue and liquidity.

The foregoing is only a brief description of the material terms of the Muirisc Loan Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Muirisc Loan Agreement that is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01 Other Events.

As previously disclosed, the Company has initiated and is continuing a strategic review of all aspects of its cost structure under the direction of its Restructuring Committee of the Board of Directors. In connection therewith, it continues to explore a range of strategic alternatives, including in or out of court restructuring of its outstanding debt, additional financing and sales of assets.

Forward-Looking Statements

This report contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events, such as Amyris' strategic review of its cost structure and its expectations regarding the anticipated use of net proceeds from the Muirisc Loan Facility. These statements are based on management's current expectations, and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris' liquidity and ability to operate as a going concern, risks related to potential delays or failures in completing planned strategic transactions, Amyris' need to seek additional strategic alternatives, including restructuring or refinancing of debt, seeking additional debt or equity capital, reducing or delaying business activities and strategic initiatives, or selling assets, other strategic transactions and/or other measures, and the terms, value and timing of any transaction resulting from that process, risks related to potential delays or failures in development, regulatory approval, launch, production and commercialization of products, risks related to global economic trends, inflation and policy measures undertaken to address inflation, the COVID-19 pandemic and any other geopolitical events, including the Ukraine conflict, resulting in global economic, financial and supply chain disruptions that may negatively impact Amyris' business operations and financial results or cause market volatility, risks related to Amyris' reliance on third parties particularly in the supply chain, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 9.01    Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Loan and Security Agreement, dated August 2, 2023, by and among the Company, the Subsidiary Guarantors and Muirisc, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: August 3, 2023	By:	/s/ Han Kieftenbeld
Han Kieftenbeld
Interim Chief Executive Officer and Chief Financial Officer